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    MBIA Capital/Claymore Managed Duration Investment Grade Municipal Fund

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

 MZF Announces Adjournment of Annual Meeting of Shareholders


Lisle, Illinois - November 15, 2005

MBIA Capital/Claymore Managed Duration Investment Grade Municipal Fund (NYSE:
MZF) announced on Thursday, November 10th that it has adjourned, to December 14, 2005, its Annual Meeting of Shareholders to provide shareholders an opportunity to further consider the issues related to the annual meeting. The December 14th meeting will be held at 2455 Corporate West Drive, Lisle, Illinois 60532, at noon, Central Standard Time. The record date for the annual meeting remains September 19, 2005.

Shareholders having questions or needing assistance in voting their shares should contact MIS Corporation at 1-877-256-6069.

The Fund is a closed-end investment company and is not FDIC-insured, nor bank-guaranteed and may lose value. An investment in the Fund is subject to certain risks and other considerations. Such risks and considerations include, but are not limited to: Market and Selection Risk, Municipal Bond Market Risk, Interest Rate Risk, Credit Risk, Reinvestment Risk, Leverage Risk, Hedging Risk, Derivatives Risk, Anti-Takeover Provisions Risk, Market Disruption Risk and Non-Diversification Risk.

Investors should consider the investment objectives and policies, risk considerations, charges and expenses of the Fund carefully before they invest. For this and more information, please contact a securities representative or Claymore Securities, Inc., 2455 Corporate West Drive, Lisle, Illinois 60532, 800-345-7999.


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Press Inquiries:                                      Analyst Inquiries:
MBIA Capital Management Corp.                         Claymore Securities, Inc.
Elizabeth James                                       Greg Drake
914-765-3889                                          630-505-3700
Armonk, New York                                      Lisle, Illinois
elizabeth.james@mbia.com                              gdrake@claymore.com
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